EXHIBIT (5)

June 28, 2007

Board of Directors
Wachovia Corporation
Charlotte, North Carolina 28288

Directors:

I have acted as counsel for Wachovia Corporation (the “Corporation”) in connection with the registration on Form S-4 (the “Registration Statement”) of 82,000,000 shares of the Corporation’s Common Stock, $3.33 1/3 par value per share (together with the rights attached thereto, the “Wachovia Common Shares”), which are issuable upon consummation of the merger between White Bird Holdings, Inc., a wholly-owned subsidiary of the Corporation, and A.G. Edwards, Inc. pursuant to the Agreement and Plan of Merger, dated May 30, 2007 (the “Merger Agreement”).

On the basis of such investigation as I deemed necessary, I am of the opinion that:

(1) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

(2) the Wachovia Common Shares have been duly authorized, and when the Registration Statement becomes effective and the shares are issued pursuant to the merger agreement, such shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the use of my name under the heading “Legal Matters” in the proxy statement-prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Ross E. Jeffries, Jr.
Senior Vice President and Deputy General Counsel